EXHIBIT 99(K)(3)

                            MEMBER SERVICES AGREEMENT

      AGREEMENT, made as of the 29th day of September 2006, by and between each service agent listed on Exhibit A (each, a "Service Agent"), and BLACKROCK MULTI-STRATEGY HEDGE OPPORTUNITIES, a Delaware limited liability company (the "Fund").

                                   WITNESSETH:

      WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), as a closed-end, non-diversified, management investment company;

      WHEREAS, each Service Agent is in the business of providing shareholder and other services to registered and unregistered investment companies; and

      WHEREAS, the Fund wishes to retain each Service Agent to facilitate and assist in the provision by broker-dealers and financial advisers of personal investor services and account maintenance services ("Member Services") to members of the Fund ("Members") that are customers of such broker-dealers and financial advisors;

      NOW, THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

      Section 1. Appointment of each Service Agent.

      (a) The Fund hereby authorizes each Service Agent to supply Member Services and to retain broker-dealers and financial advisors whose clients purchase units of the Fund ("Units") to provide Member Services to Members who are customers of such broker-dealers and financial advisors (the "Member Service Providers"). Member Services shall include, but shall not be limited to:

            (i) handling inquiries from Members regarding the Fund, including but not limited to questions concerning their investments in the Fund, and reports and tax information provided by the Fund;

            (ii) assisting in the enhancement of communications between Members and the Fund;

            (iii) assisting in the maintenance of Fund records containing Member information, such as changes of address; and

            (iv) providing such other information and Member Services as may be reasonably requested by the Fund or, in the case of Member Service Providers, by the Service Agent.

      Section 2. Member Servicing Fee.


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      (a) In recognition of the provision of Member Services by each Service
Agent and the payments each Service Agent will make to the Member Service Providers that provide Member Services (if any), the Fund will pay each Service Agent a monthly fee computed at the annual rate of 0.25% of the average month-end net assets of the Fund held by Members that are customers of such Service Agent specified in Exhibit A (the "Member Servicing Fee").

      (b) In accordance with the NASD's Conduct Rules, each Service Agent shall cap its fees at 5% of the total aggregate offering price of the Units.

      (c) Each Service Agent may pay amounts pursuant to this Section 2 to any affiliated person of such Service Agent if such affiliated person is a Member Service Provider.

      Section 3. Duties of the Service Agent.

      (a) Each Service Agent shall provide Member Services to Members that are customers of the Service Agent.

      (b) Each Service Agent agrees, at the request of the Fund, to retain the Member Service Providers to provide Member Services to their customers who are Member and to compensate such Member Service Providers for their services.

      (c) Each Service Agent shall report to the Board of Directors of the Fund (the "Board") at least annually, or more frequently as requested by the Board, regarding:

            (i) the nature of the Member Services provided by each Service Agent and the Member Service Providers (if any);

            (ii) the amount of payments made by each Service Agent to such Member Service Providers (if any); and

            (iii) the aggregate amount of Member Servicing Fees paid by the Fund.

      Section 4. Liability of the Fund. Each Service Agent understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Member or any person serving on the Board (a "Director") personally, but bind only the Fund and the Fund's property. The Service Agent represents that it has notice of the provisions of the Fund's First Amended and Restated Limited Liability Company Agreement disclaiming Member and Director liability for acts and obligations of the Fund.

      Section 5. Duration. This Agreement will take effect on the date first set forth above and remain in effect until terminated pursuant to paragraph 6 or 7 hereof.

      Section 6. Assignments or Amendment. This Agreement may be amended by the parties only if such amendment is specifically approved (i) by the Directors or by the vote of a majority of outstanding voting securities of the Fund and (ii) by the vote of a majority of those Directors who are not parties to this Agreement or "interested persons" of any such party cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall automatically and immediately terminate in the event of its assignment.


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      Section 7. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the Directors or by vote of a majority of the outstanding voting securities of the Fund, or by each Service Agent, on sixty days' written notice to the other party. Any termination of this Agreement shall not affect the obligation of the Fund to pay the Member Servicing Fee to each Service Agent accrued prior to such termination.

      Section 8. Choice of Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

      Section 9. Terms. The terms "vote of a majority of the outstanding voting securities," "assignment," and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.


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      IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

                               BLACKROCK MULTI-STRATEGY HEDGE OPPORTUNITIES LLC

                               By:
                                  ----------------------------------------------
                               Name:  Donald C. Burke
                               Title: Vice President & Treasurer

                               FAM DISTRIBUTORS, INC.

                               By:
                                  ----------------------------------------------
                               Name:  Donald C. Burke
                               Title: Managing Director

                               BLACKROCK DISTRIBUTORS, INC.

                               By:
                                  ----------------------------------------------
                               Name:
                               Title:


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                                    Exhibit A

Service Agents
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BlackRock Distributors, Inc.

FAM Distributors, Inc.

As of September 29, 2006


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